Exhibit 99.2

CONSENT OF JEFFERIES LLC

The Conflicts Committee of the Board of Directors

Spectra Energy Partners GP, LLC

5400 Westheimer Court

Houston, TX 77056

Members of the Conflicts Committee of the Board of Directors:

We hereby consent to the inclusion of our opinion letter dated August 23, 2018 to the Conflicts Committee of the Board of Directors (in its capacity as such) of Spectra Energy Partners GP, LLC included as Annex B, and to the references thereto under the captions “SUMMARY— Opinion of Jefferies, Financial Advisor to the Conflicts Committee”, “THE MERGER— Background of the Merger”, “THE MERGER— Reasons for the Recommendation of the Conflicts Committee”, and “THE MERGER— Opinion of Jefferies, Financial Advisor to the Conflicts Committee” in the consent solicitation/prospectus relating to the proposed merger transaction of Autumn Acquisition Sub, LLC, a wholly owned subsidiary of Enbridge Inc. (“Enbridge”), with Spectra Energy Partners, LP, which consent solicitation/prospectus forms a part of Amendment No. 1 of this Registration Statement on Form S-4 of Enbridge. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

/s/ JEFFERIES LLC

JEFFERIES LLC

New York, New York

November 7, 2018